                                                                     EXHIBIT 2.3

                                  AMENDMENT TWO
                                       TO
                          AGREEMENT AND PLAN OF MERGER


      AMENDMENT TWO TO AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2000, by and among ON2.COM INC., a corporation organized under the laws of the State of Delaware (the "Parent"), 8C ACQUISITION CORP., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Parent ("Acquisition"), EIGHT CYLINDER STUDIOS, INC., a corporation organized under the laws of the State of California ("the Company"), and certain shareholders of the Company, each of whom is listed on the signature page hereto (collectively, the "Principal Shareholders").

      WHEREAS, the parties hereto entered into an Agreement and Plan of Merger, dated as of July 13, 2000, and as amended by Amendment One to Agreement and Plan of Merger, dated as of September 29, 2000 (as amended, the "Merger Agreement"), pursuant to which the Company shall be merged with and into Acquisition; and

      WHEREAS, the parties desire to modify certain terms of the Merger
Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound thereby, the parties hereto hereby agree as follows:

      1. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Merger Agreement.

      2. Section 2.1(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

            "(a) Except as set forth in Section 2.2(e) hereof, the consideration payable in the Merger in respect of (i) shares of the Company's common stock, par value $0.0001 per share ("Company Common Stock"), shall consist solely of common stock units ("Common Stock Units" or "Units"), each of which Units shall be composed of 0.02479 shares of the common stock, par value $0.01 per share, of the Parent ("Parent Common Stock") and an option (a "Unit Option") to purchase 0.03718 shares of Parent Common Stock granted under the Parent's 2000 Non-Qualified Stock Option Plan (the "Parent Option Plan") and (ii) shares of the Company's Series A Preferred Stock, par value $0.0001 per share ("Company Preferred Stock"), shall consist solely of shares of Parent Common Stock."

      3. Section 2.2(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

            "(a) OUTSTANDING CAPITAL STOCK. Each share of Company Common Stock issued and outstanding as of the Effective Time other than shares owned by holders who have properly exercised their rights of appraisal within the meaning of Chapter 13 of the CGCL ("Dissenting Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one (1) Common Stock Unit. Each share of Company Preferred Stock issued and outstanding as of the Effective Time, other than shares owned by holders who have properly exercised their rights of appraisal within the meaning of Chapter 13 of the CGCL shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into 0.06197 shares of Parent Common Stock. Each of the conversion rates hereinabove stated in this Section 2.2(a) shall be referred to in this Agreement as an "Exchange Ratio." The aggregate number of shares of Parent Common Stock issued pursuant to this Section 2.2(a) shall be referred to in this Agreement as the "Merger Shares." The aggregate number of shares of Parent Common Stock issuable upon the exercise of Unit Options shall be referred to in this Agreement as the "Option Shares." SCHEDULE 2.2 attached hereto sets forth, for each shareholder of the Company, (i) the aggregate number of Merger Shares and (ii) the aggregate number of Unit Options issuable in connection with the Merger."

      4. Schedule 2.2 to the Merger Agreement is hereby deleted in its entirety and replaced with Schedule 2.2 as attached hereto.

      5. The fourth entry on Section 3.4 of the Disclosure Schedule to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

            "Options to purchase 5,210,403 shares of the Company's Common Stock have been issued pursuant to the 1999 Stock Option/Stock Issuance Incentive Plan (the "Plan"). The Company has reserved 3,289,597 shares of its Common Stock for future issuance under the Plan."

      6. Annex A to Schedule 3.4 to the Merger Agreement is hereby deleted in its entirety and replaced with Annex A to Schedule 3.4 as attached hereto.

      7. All other provisions of the Merger Agreement shall remain in full force and effect.

      8. This Agreement may be executed in any number of counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

      9. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of law thereunder.

      10. This Agreement is not intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors (or in the case of the Principal Shareholders, their respective heirs, administrators, executors and personal representatives) and permitted assigns.



                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Parent, Acquisition, the Company and the Principal Shareholders named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

                                    ON2.COM INC.


                                    By:   /s/ Douglas Song
                                       --------------------------------
                                          Name:  Douglas Song
                                          Title: Senior Vice President

                                    8C ACQUISITION CORP.


                                    By:   /s/ Douglas Song
                                       --------------------------------
                                          Name:  Douglas Song
                                          Title: Senior Vice President

                                    EIGHT CYLINDER STUDIOS, INC.


                                    By:   /s/ Jon Middleton
                                       --------------------------------
                                          Name:  Jon Middleton
                                          Title: President

                                    PRINCIPAL SHAREHOLDERS:

                                    /s/ Jonathon Fishman
                                    -----------------------------------
                                    Jonathon Fishman


                                    /s/ Jon Middleton
                                    -----------------------------------
                                    Jon Middleton


                                    /s/ Chad Nelson
                                    -----------------------------------
                                    Chad Nelson